Exhibit 99.1

IMAC Holdings, Inc. Announces NASDAQ Ticker Symbol Change from “IMAC” to “BACK”

BRENTWOOD, Tenn., August 3, 2022 (GLOBE NEWSWIRE) — IMAC Holdings, Inc. (Nasdaq: IMAC) (“IMAC” or the “Company”), will change its ticker symbol on the NASDAQ Stock Exchange from “IMAC” to “BACK” at the open of market trading on Monday, August 8, 2022.

“IMAC Holdings has developed a continuum of care for optimal spinal health, from the chiropractic wellness centers at the BackSpace to the IMAC Regeneration Centers’ medical doctors, nurse practitioners, and physical therapists delivering advanced and innovative medical intervention,” said Jeffrey Ervin, IMAC’s Chief Executive Officer. “The spine is your body’s central support structure and we recognize its importance for your overall health. We believe that changing our symbol to ‘BACK’ provides greater recognition of our services and vision for assisting with optimal spinal health and whole-body wellness.”

The US Department of Health and Human Services Center of Disease Prevention and Health Promotion states that 80 percent of Americans experience low back pain in their lifetime and spend at least $50 billion each year for low back pain related products and services.

No action by the company’s shareholders is required with respect to the symbol change. The company’s common stock will continue to be listed on NASDAQ and its CUSIP number will remain unchanged.

About IMAC Holdings, Inc.

IMAC Holdings owns and manages health and wellness centers that deliver sports medicine, orthopedic care, and restorative joint and tissue therapies for movement restricting pain and neurodegenerative diseases. IMAC is comprised of three business segments: outpatient medical centers, The Back Space, and a clinical research division. With treatments to address both young and aging populations, IMAC Holdings owns or manages outpatient medical clinics that deliver regenerative rehabilitation services as a minimally invasive approach to acute and chronic musculoskeletal and neurological health problems. IMAC’s The Back Company retail spinal health and wellness treatment centers deliver chiropractic care within Walmart locations. IMAC’s research division is currently conducting a Phase I clinical trial evaluating a mesenchymal stem cell therapy candidate for bradykinesia due to Parkinson’s disease. For more information visit www.imacholdings.com.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

IMAC Press Contact:

Laura Fristoe

lfristoe@imacrc.com